Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

April 30, 2021

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

Re:	3,100,000 Common Units Representing Limited Partner Interests in NuStar Energy L.P.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,100,000 common units representing limited partner interests in the Partnership (the “Registered Units”), which may be issued under the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined: (i) the Registration Statement; (ii) the Certificate of Limited Partnership of the Partnership, as amended to date; (iii) the Partnership’s Eighth Amended and Restated Agreement of Limited Partnership, dated July 20, 2018; (iv) the Certificate of Limited Partnership of Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”); (v) the First Amended and Restated Limited Partnership Agreement of the General Partner, dated April 16, 2001; (vi) the Certificate of Formation of NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), as amended to date; and (vii) the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, dated July 20, 2018; (viii) the Plan; (ix) the resolutions adopted by the board of directors and the compensation committee of the Partnership relating to the Registration Statement and Plan and (x) the proposal adopted by the unitholders of the Partnership relating to the Plan at the Partnership’s 2021 Annual Meeting of Unitholders.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership, the General Partner and NuStar GP and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts  relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of NuStar GP.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

NuStar Energy L.P.
April 30, 2021

Based on the foregoing, we are of the opinion that each Registered Unit that is newly issued pursuant to the Plan will be validly issued, and the person entitled to such Registered Unit will have no obligation, solely by reason of their ownership of such Registered Unit, to make any contributions to the Partnership or any further payments for their purchase of such Registered Unit, and such persons will have no personal liability, solely by reason of their ownership of such Registered Unit, to creditors of the Partnership for any of its debts, liabilities or other obligations, when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Unit shall have been duly issued and delivered in accordance with the Plan; and (iii) certificates representing such Registered Unit shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor or, if any Registered Unit is to be issued in uncertificated form, the Partnership’s books shall reflect the issuance of such Registered Unit to the person entitled thereto against payment of the agreed consideration therefor, all in accordance with the Plan.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP